Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Executive Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Financial Results for the
Second Quarter of 2026

Pathfinder grew earnings to $0.42 per share in the second quarter of 2026 with stable credit performance, disciplined loan and deposit pricing, and incremental net interest income generated by deploying underutilized liquidity into the bank’s AFS securities portfolio

OSWEGO, N.Y., July 30, 2026 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC) announced its financial results for the second quarter ended June 30, 2026.

The holding company for Pathfinder Bank (“the Bank”) reported net income attributable to common shareholders of $2.7 million, or $0.42 per diluted share, in the second quarter of 2026, compared to $2.4 million, or $0.38 per diluted share, in the first quarter of 2026, and $31,000, or less than $0.01 per share, in the second quarter of 2025.

Second Quarter 2026 Highlights and Key Developments

•
Second quarter 2026 net income reflected a $155,000 provision benefit attributed to the level of average loans outstanding in the period and the risk-based reserve build undertaken in the second half of 2025 to absorb future loss resolution activity related to individually analyzed commercial loans. The Company recorded a $168,000 provision benefit in the first quarter of 2026 and a $1.2 million provision expense in the second quarter of 2025.
•
The Company’s allowance for credit losses (“ACL”) fully absorbed a second quarter 2026 charge-off of a previously reserved commercial loan associated with a single relationship identified through last year’s comprehensive commercial portfolio review. Net charge-offs were $1.9 million in the second quarter of 2026, compared to $284,000 in the first quarter of 2026 and $2.6 million in the second quarter of 2025. The ACL was $26.9 million, or 3.03% of total loans, on June 30, 2026, compared to $29.0 million, or 3.24% of total loans, on March 31, 2026, and $16.0 million, or 1.76% of loans, on June 30, 2025. Specific reserves, including those previously established in conjunction with last year’s comprehensive commercial portfolio review, represented 62.0% of the ACL at the end of the second quarter of 2026.
•
Loans totaled $889.0 million at June 30, 2026, compared to $895.2 million at March 31, 2026, and $909.7 million at June 30, 2025. Commercial loans were $544.6 million or 61.3% of total loans at June 30, 2026, compared to $549.5 million at March 31, 2026 and $549.1 million at June 30, 2025.
•
Deposits totaled $1.17 billion at June 30, 2026, compared to $1.21 billion at March 31, 2026, and $1.22 billion at June 30, 2025. Core deposits were $961.6 million or $81.9% of total deposits on June 30, 2026, compared to $993.7 million at March 31, 2026 and $958.8 million on June 30, 2025.
•
Net interest income was $10.5 million in the second quarter of 2026, benefiting from the reallocation of underutilized liquidity into the available-for-sale (“AFS”) securities portfolio, compared to $10.3 million in the first quarter of 2026 and $10.8 million in the second quarter of 2025. Net interest margin

(“NIM”) was 3.08% in the second quarter of 2026, compared to 3.10% in the linked quarter and 3.11% in the year-ago period.
•
Noninterest expense was $8.7 million or 2.39% of average assets on an annualized basis in the second quarter of 2026, compared to $8.7 million or 2.48% of average assets in the first quarter of 2026 and $8.1 million or 2.18% of average assets in the second quarter of 2025.
•
The efficiency ratio was 74.26% in the second quarter of 2026, compared to 75.65% in the first quarter of 2026 and 65.66% in the second quarter of 2025(1).
•
Pre-tax, pre-provision (“PTPP”) net income was $3.0 million in the second quarter of 2026, compared to $2.8 million in the first quarter of 2026 and $4.2 million in the second quarter of 2025(1).
•
Quarterly cash dividends payable to common stockholders of $0.10 per share were declared on June 29, 2026 and are payable on August 7, 2026.

“Pathfinder’s financial results reflect continued progression toward more consistent, durable profitability, with meaningful improvement in second quarter earnings and returns on assets and equity,” President and Chief Executive Officer James Dowd said. “Sequential growth in net interest income reflected an opportunistic reallocation of underutilized liquidity into the AFS securities portfolio, and third quarter results are expected to benefit more fully from these securities purchases undertaken in late May, utilizing borrowings at rates below those of wholesale funding alternatives. This approach enabled us to generate incremental earnings while preserving the flexibility to leverage Pathfinder’s low-cost core deposit franchise to fund future lending to our community bank’s businesses and consumers.”

Dowd added, “Performance was also supported by a modest net credit to provision, underscoring the benefits of the proactive, risk-based reserve build we completed last year and the ongoing stabilization of credit costs. The resolution of previously reserved commercial loans with unique risk characteristics improved overall portfolio quality without the need for incremental provision expense. Our second quarter 2026 asset quality metrics further reflects the comprehensive commercial portfolio review and reserve build completed at the end of last year, as well as the broad-based credit discipline initiatives implemented since mid-2024.”

(1) Non-GAAP financial metric. See “Notes on Non-GAAP Financial Measures” and non-GAAP reconciliation included herein for the most directly comparable financial measures.

Net Interest Income and Net Interest Margin

Second quarter 2026 net interest income was $10.5 million, an increase of $196,000, or 1.9%, from the first quarter of 2026. An increase in total interest and dividend income of $566,000 in the second quarter of 2026, from the linked quarter, was primarily attributed to a $34.9 million increase in average earning assets, as well as an average yield increase of 3 basis points on all interest-earning assets. An 11 basis points increase in average loan yields in the second quarter of 2026, from the linked quarter, was primarily attributable to the transfer of three commercial relationships to nonperforming status in the first quarter of 2026, in addition to originations of commercial real estate loans, which offset the impact of portfolio runoff from maturities and payoffs. A 16 basis points decrease in taxable securities average yield in the second quarter of 2026, from the linked quarter, reflected a $43.0 million increase in average taxable investment securities balances resulting from AFS securities purchases undertaken in the second quarter of 2026. In addition, average balances of loans, tax-exempt securities, and federal funds sold and interest-earning deposits declined in the second quarter of 2026, from the linked quarter, by $2.2 million, $384,000, and $5.5 million, respectively. Compared to the linked quarter, second quarter 2026 income from loan interest, taxable securities, tax-exempt securities and dividends increased by $213,000, $321,000, $33,000, and $38,000, respectively, while income from federal funds sold and interest earning deposits declined by $39,000. An increase in total interest expense in the second quarter of 2026, from the linked quarter, of $370,000 was attributed to a 5 basis points increase in the average cost of total interest-bearing liabilities, including an increase of 3 basis points in the average cost of interest-bearing deposits that was partially offset by decreases of 6 basis points in the average cost of borrowings and 3 basis points in the average cost of subordinated debt.

Second quarter 2026 NIM was 3.08%, compared to 3.10% in the linked quarter. The 2 basis points decrease from the linked quarter resulted from an increase in the cost of interest-bearing deposits, which more than offset higher earning asset yields.

Second quarter 2026 net interest income was $10.5 million, a decrease of $278,000, or 2.6%, from the year-ago period. A decrease in total interest and dividend income of $1.1 million in the second quarter of 2026, from the year-ago period, was primarily attributed to a $21.9 million decline in average earning asset balances and an average yield decrease of 24 basis points on all interest-earning assets. Average loan yields decreased 16 basis points from the year-ago period, driven by maturities and payoffs of higher-yielding loans, and elevated nonperforming loans for which specific reserves were established as appropriate prior to the second quarter of 2026. A 33 basis points decrease in taxable securities average yield in the second quarter of 2026, from the year-ago period, reflected a decline in average taxable investment securities balances and a declining rate environment. In addition, average balances of loans, taxable securities and tax-exempt securities declined in the second quarter of 2026, from the year-ago period, by $11.4 million, $14.8 million, and $1.2 million, respectively. Compared to the year-ago period, second quarter 2026 decreases in income from loan interest, taxable securities, and tax-exempt securities of $536,000, $602,000, and $97,000, respectively, were partially offset by increases in income from dividends of $66,000 and federal funds sold and interest earning deposits of $55,000. A decrease in total interest expense in the second quarter of 2026, from the year-ago period, of $836,000 was attributed to a 22 basis points decline in the average cost of total interest-bearing liabilities, including a reduction of 33 basis points in the average cost of interest-bearing deposits that was partially offset by an increase of 7 basis points in the average cost of borrowings, as well as an increase of 218 basis points in the average cost of subordinated debt that reset from bearing fixed to floating-rate interest after October 15, 2025.

Second quarter 2026 NIM was 3.08%, compared to 3.11% in the year-ago period. The decrease of 3 basis points primarily reflected lower earning asset yields that more than offset the reduction in the cost of interest-bearing deposits and other liabilities.

Noninterest Income

Second quarter 2026 noninterest income totaled $1.2 million. First quarter 2026 noninterest income totaled $1.1 million, which was reduced by $203,000 for fair value adjustments made in that period to $6.3 million in substandard loans that were transferred to held-for-sale status in the fourth quarter of 2025. Second quarter 2025 noninterest income totaled negative $1.5 million, including $3.1 million in fair value adjustments made in the year-ago period in connection with the sale of certain nonperforming and classified loans.

Compared to the linked quarter, second quarter 2026 noninterest income reflected increases of $74,000 in earnings and gain on bank owned life insurance (“BOLI”) and $49,000 in debit card interchange fees. In addition, compared to the linked quarter, second quarter 2026 noninterest income also reflected a decrease of $5,000 in net realized losses on sales and redemptions of investment securities, as well as decreases of $91,000 in gains on sales of loans and foreclosed real estate and $21,000 in loan servicing fees. Net unrealized gains on marketable equity securities, which include three limited partnership equity method investments, remains a variable contributor to noninterest income, decreasing $129,000 in the second quarter of 2026 from the linked quarter.

Compared to the year-ago period, second quarter 2026 noninterest income reflected increases of $174,000 in earnings and gains on BOLI, $8,000 in debit card interchange fees, and $1,000 in service charges on deposit accounts. In addition, compared to the year-ago period, second quarter 2026 noninterest income included an increase of $12,000 in gains on sales of loans and foreclosed real estate, as well as a decrease of $29,000 in loan servicing fees. Net unrealized gains on marketable equity securities, which include three limited partnership equity method investments, remains a variable contributor to noninterest income, decreasing $473,000 in the second quarter of 2026 from the year-ago period.

Noninterest Expense

Noninterest expense totaled $8.7 million in the second quarter of 2026, compared to $8.7 million in the first quarter of 2026 and $8.1 million in the second quarter of 2025.

Salaries and benefits expense was $4.7 million in the second quarter of 2026, decreasing $204,000 from the linked quarter and increasing $128,000 from the year-ago quarter. The Company recorded moderate increases in salaries, stock-based compensation, and payroll taxes compared to both periods, with the year-over-year increase also reflecting higher staffing levels. These increases were offset by the favorable impact of several non-operating items, including recoveries from medical claim refunds under the Company's self-insured health plan in the second quarter of 2026.

Building and occupancy expense was $1.4 million in the second quarter of 2026, increasing $53,000 from the linked quarter and $150,000 from the year-ago quarter. The increases from the linked and year-ago quarters reflected higher facility-related maintenance and repair expenses, including ATM servicing, branch maintenance and various property improvement activities.

Data processing expense was $774,000 in the second quarter of 2026, increasing $41,000 from the linked quarter and $107,000 from the year-ago period. The increases from the linked and year-ago quarters reflected higher costs primarily associated with data, ATM, and other technology maintenance costs.

Other expenses were $614,000 in the second quarter of 2026, increasing $139,000 from the linked quarter and $104,000 from the year-ago quarter. The increases from both the linked and year-ago quarters were primarily attributable to higher employee travel, training, and professional development expenses, as well as higher mortgage recording tax, liability insurance, and business development-related expenses. The year-over-year increase was also influenced by certain favorable accrual and expense reclassification adjustments recognized in the year-ago period.

Total noninterest expense comparisons also reflect FDIC assessments, which were zero in the second quarter of 2025, due to modest over-accruals in prior periods. Normalized FDIC assessment accruals have been recorded since June 30, 2025, including $204,000 and $232,000 in first and second quarters of 2026, respectively.

As a percentage of average assets, annualized noninterest expense represented 2.39% in the second quarter of 2026, compared to 2.48% and 2.18% in the linked and year-ago periods. The efficiency ratio was 74.26% in the second quarter of 2026, compared to 75.65% and 65.66% in the linked and year-ago periods, respectively(2). As the Company continues to maintain well controlled noninterest expenses, the efficiency ratio was elevated in the second quarter of 2026 by a reduction in revenues in the period, which the Company views as temporary. In addition, the absence of FDIC assessment expense in the second quarter of 2025, due to modest over-accruals in prior periods, lowered the efficiency ratio for the three months ended June 30, 2025.

(2) Non-GAAP financial metric. See “Notes on Non-GAAP Financial Measures” and non-GAAP reconciliation included herein for the most directly comparable financial measures.

Net Income

Net income attributable to common shareholders was $2.7 million, or $0.42 per basic and diluted share, in the second quarter of 2026, compared to $2.4 million, or $0.38 per basic and diluted share, in the first quarter of 2026, and $31,000, or less than $0.01 per basic and diluted share, in the second quarter of 2025.

Statement of Financial Condition

As of June 30, 2026, the Company’s statement of financial condition reflects total assets of $1.49 billion, compared to $1.42 billion on March 31, 2026, and $1.51 billion on June 30, 2025.

Loans totaled $889.0 million on June 30, 2026, decreasing $6.2 million or 0.7% during the second quarter of 2026 and $20.7 million or 2.3% from one year prior. Consumer and residential loans totaled $345.2 million on June 30, 2026, decreasing $1.8 million or 0.5% during the second quarter of 2026 and $16.9 or 4.7% from one year prior. Commercial loans totaled $544.6 million on June 30, 2026, decreasing $4.9 million or 0.9% during the second quarter of 2026 and $4.5 million or 0.8% from one year prior.

Investment securities totaled $483.7 million on June 30, 2026, increasing $82.1 million or 20.4% during the second quarter of 2026 and $20.0 million or 4.3% from one year prior. The increase from March 31, 2026 was primarily due to the purchase of AFS securities during the second quarter of 2026, enabling the Company to generate incremental earnings while preserving the flexibility to use core deposits to fund future loan growth, even as the held-to maturity (“HTM”) portfolio experienced runoff from maturities, calls, and paydowns.

With respect to liabilities, deposits totaled $1.17 billion on June 30, 2026, decreasing $37.5 million or 3.1% during the second quarter of 2026 and $47.6 million or 3.9% from one year prior, as the Bank utilizes deliberate pricing and account management to facilitate intentional runoff of higher-cost brokered deposits and non-relationship time deposits. The decrease from March 31, 2026 reflected a shift in deposit mix toward noninterest-bearing demand deposits, while other deposit categories declined, including higher-cost time deposits with balances of less than $250,000. The decrease from June 30, 2025 reflects growth in MMDA deposits and both interest- and noninterest-bearing demand deposits, offset by runoff of higher-cost time deposits.

Core deposits totaled $961.6 million, or 81.9% of total deposits, on June 30, 2026, decreasing $32.1 million or 3.2% during the second quarter of 2026 and increasing $2.8 million or 0.3% from one year prior.

Borrowings were utilized in the second quarter of 2026 to fund purchases of AFS securities at rates below those of wholesale funding alternatives, including brokered deposits. As a result, borrowings grew to $133.4 million on June 30, 2026, increasing $106.0 million during the second quarter of 2026 and $36.9 million from one year prior.

Shareholders’ equity totaled $125.7 million on June 30, 2026, increasing $2.2 million or 1.7% during the second quarter of 2026 and $1.3 million or 1.1% from one year prior. The increase from March 31, 2026 primarily reflected a $2.0 million increase in retained earnings and a $529,000 increase in additional paid in capital, which more than offset a $408,000 increase in accumulated other comprehensive loss (“AOCL”).

Asset Quality

The Company’s asset quality metrics reflect ongoing efforts the Bank is undertaking as part of its commitment to continuously improve its credit risk management approach.

The Company believes it is sufficiently collateralized and reserved, with an ACL of $26.9 million on June 30, 2026, compared to $29.0 million on March 31, 2026, and $16.0 million on June 30, 2025. During the second quarter of 2026, the Company charged off a $1.6 million commercial loan with unique risk characteristics ("LURC") that had been identified through last year's comprehensive commercial portfolio review. The charge-off was fully covered by previously established ACL reserves. As a percentage of total loans, ACL represented 3.03% on June 30, 2026, 3.24% on March 31, 2026, and 1.76% on June 30, 2025.

The ACL continues to reflect a $11.4 million risk-based reserve build at the end of 2025, following a forward-looking assessment of LURCs identified through a comprehensive review of approximately 90% of the Bank’s commercial portfolio. Specific reserves, including those established in conjunction with 2025’s comprehensive commercial portfolio review, represented 62.0% of the Company’s ACL at the end of the second quarter of 2026.

Individually analyzed loans (“IALs”) including LURCs totaled $78.6 million on June 30, 2026, improving from $84.7 million on March 31, 2026. At the end of the second quarter of 2026, LURCs consisted of 67% commercial real estate (“CRE”) loans, which had a weighted average loan-to-value (“LTV”) ratio of 66%(3).

Nonperforming loan (“NPL”) levels may fluctuate near term as IALs progress through resolution activities. NPLs were $35.7 million, or 4.02% of total loans on June 30, 2026, compared to $38.2 million, or 4.26% of total loans on March 31, 2026, and $11.7 million or 1.28% of total loans on June 30, 2025. NPLs decreased in the second quarter of 2026, largely as the result of the $1.6 million charge-off of the aforementioned LURC associated with a single commercial relationship.

The Company’s ACL fully absorbed second quarter 2026 net charge-offs (“NCOs”) of $1.9 million, or an annualized 0.83% of average loans, with gross charge-offs partially offset by $298,000 in recoveries.

A credit loss provision benefit of $155,000 was recorded in the second quarter of 2026, attributed to the level of average loans outstanding in the period and the risk-based reserve build undertaken in the second half of 2025 to absorb future loss resolution activity related to commercial IALs. A credit loss provision benefit of $168,000 was recorded in the first quarter of 2026 and the provision for credit loss expense was $1.2 million in the year-ago period.

(3) Weighted average LTV is the loan principal balance as a percentage of book balance for commercial real estate (CRE) individually analyzed loans, excluding two loans with LTVs >100% based on collateral that is expected to be sold to new owners or sponsors intending to reposition these transitional or value-add properties. Collateral values are determined using most-recent appraisals, purchase offers, auction bids, broker opinions, and business financials.

Liquidity

The Company has diligently ensured a strong liquidity profile as of June 30, 2026 to meet its ongoing financial obligations. The Bank’s liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution’s leadership.

The Bank’s analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. Total deposits were $1.17 billion on June 30, 2026, compared to $1.21 billion on March 31, 2026, and $1.22 billion on June 30, 2025. Core deposits, as a percentage of total deposits, represented 81.89% on June 30, 2026, compared to 82.01% on March 31, 2026, and 78.47% on June 30, 2025. The Bank continues to implement strategic initiatives to enhance its core deposit franchise, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

On June 30, 2026, the Bank had an available additional funding capacity of $81.7 million with the Federal Home Loan Bank of New York and $54.3 million with the Federal Reserve Bank, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $15.0 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Cash Dividend Declared

On June 29, 2026, Pathfinder’s Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock.

Shareholders registered by July 17, 2026 will be eligible for the dividend, which is scheduled for disbursement on August 7, 2026. This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company’s market performance, the closing stock price as of June 30, 2026 stood at $15.88 per share. This positions the annualized dividend yield at 2.52%.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse, and their neighboring communities. Strategically located branches, as well as diversified consumer, mortgage, and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, statements regarding expected earnings normalization, future credit costs, the adequacy of the allowance for credit losses, reduced incremental reserve pressure, potential expansion of regulatory capital ratios, dividend sustainability, liquidity capacity, funding availability, and the Company’s business strategy and outlook for 2026 and beyond.

Forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of numerous factors. Although it is not possible to identify all factors that may cause actual results to differ, such include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in prevailing interested rates; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; the risk that actual credit losses, borrower performance, collateral values, or loan migration patterns differ from management’s forward-looking estimates or assumptions; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels or changes in deposit mix that may necessitate increased borrowing to fund loans and investments; access to wholesale or other funding sources; operational risks including, cybersecurity, fraud, model risk and natural disasters; credit risk management; and the risk that the Company may not be successful in the implementation of its business strategy.

Additional factors that could cause actual results to differ materially are described in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website, www.sec.gov. While the Company believes it has identified and discussed the material risks affecting its business, there may be additional risks and uncertainties not currently known or considered immaterial that could affect the forward-looking statements made herein.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Notes on Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures, including, but not limited to the efficiency ratio, pre-tax, pre-provision net income, tangible common equity, tangible book value per share, and return on average tangible common equity. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

The Company believes these non-GAAP financial measures provide useful information to investors by assisting in the evaluation of the Company’s operating performance, operating efficiency, financial condition, and trends, and by facilitating comparisons with prior periods and with peer institutions. In particular, management uses these measures to assess expense control relative to revenue generation, underlying profitability excluding certain non-recurring or non-operational items, and capital strength on a basis that it believes is meaningful for internal planning and external analysis.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and should be considered only in conjunction with the Company’s GAAP financial results.

Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures within this release.

PATHFINDER BANCORP, INC.
Selected Financial Information (Unaudited)
(Dollars in thousands, except per share amounts)

	2026		2025
SELECTED BALANCE SHEET DATA:	June 30,	March 31,	December 31,	September 30,	June 30,
ASSETS:
Cash and due from banks	$11,402	$13,915	$11,521	$19,317	$16,183
Interest-earning deposits	14,648	25,244	19,649	21,255	15,292
Total cash and cash equivalents	26,050	39,159	31,170	40,572	31,475
Available-for-sale securities, at fair value	366,147	272,971	276,815	294,457	300,951
Held-to-maturity securities, at amortized cost	111,371	122,432	130,324	142,538	157,892
Marketable equity securities, at fair value	6,213	6,207	6,034	5,352	4,881
Federal Home Loan Bank stock, at cost	6,935	2,169	2,560	3,488	5,278
Loans held-for-sale	5,700	5,700	5,900	-	3,161
Loans, net of deferred fees	888,975	895,202	896,670	898,520	909,723
Less: Allowance for credit losses	26,920	28,966	29,436	18,654	15,983
Loans receivable, net	862,055	866,236	867,234	879,866	893,740
Premises and equipment, net	17,669	17,882	18,008	18,760	19,047
Operating lease right-of-use assets	1,046	1,072	1,098	1,124	1,115
Finance lease right-of-use assets	15,489	15,687	15,885	16,082	16,280
Accrued interest receivable	6,511	5,832	6,328	6,498	6,889
Foreclosed real estate	137	137	137	137	83
Intangible assets, net	5,048	5,205	5,362	5,518	5,675
Goodwill	5,056	5,056	5,056	5,056	5,056
Bank owned life insurance	31,671	31,631	31,374	31,145	31,045
Other assets	25,405	24,606	23,351	21,675	22,551
Total assets	$1,492,503	$1,421,982	$1,426,636	$1,472,268	$1,505,119

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Interest-bearing deposits	$960,706	$1,005,092	$987,471	$1,028,782	$1,030,155
Noninterest-bearing deposits	213,563	206,635	196,377	196,299	191,732
Total deposits	1,174,269	1,211,727	1,183,848	1,225,081	1,221,887
Short-term borrowings	125,000	15,000	44,000	38,000	75,500
Long-term borrowings	8,374	12,374	14,074	18,702	20,977
Subordinated debt	30,155	30,155	30,155	30,258	30,206
Accrued interest payable	469	451	424	1,134	813
Operating lease liabilities	1,259	1,282	1,304	1,326	1,313
Finance lease liabilities	16,201	16,295	16,390	16,479	16,566
Other liabilities	11,032	11,115	13,990	14,949	13,444
Total liabilities	1,366,759	1,298,399	1,304,185	1,345,929	1,380,706
Shareholders' equity:
Voting common stock shares issued and outstanding	4,898,360	4,876,213	4,805,361	4,794,225	4,788,109
Voting common stock	$49	$49	$48	$48	$48
Non-voting common stock	14	14	14	14	14
Additional paid in capital	55,624	55,095	54,390	53,974	53,645
Retained earnings	77,180	75,140	73,366	79,560	79,564
Accumulated other comprehensive loss	(7,123)	(6,715)	(5,367)	(7,257)	(8,858)
Total shareholders' equity	125,744	123,583	122,451	126,339	124,413
Total liabilities and shareholders' equity	$1,492,503	$1,421,982	$1,426,636	$1,472,268	$1,505,119

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2026		2025
SELECTED INCOME STATEMENT DATA:	2026	2025	Q2	Q1	Q4	Q3	Q2
Interest and dividend income:
Loans, including fees	$24,927	$26,778	$12,570	$12,357	$12,983	$13,799	$13,106
Debt securities:
Taxable	9,519	10,707	4,920	4,599	4,681	5,307	5,522
Tax-exempt	703	867	368	335	385	455	465
Dividends	136	114	87	49	83	44	21
Federal funds sold and interest-earning deposits	285	157	123	162	162	131	68
Total interest and dividend income	35,570	38,623	18,068	17,502	18,294	19,736	19,182
Interest expense:
Interest on deposits	12,315	14,263	6,182	6,133	6,768	6,957	7,318
Interest on short-term borrowings	870	1,040	604	266	365	566	495
Interest on long-term borrowings	213	137	99	114	123	127	72
Interest on subordinated debt	1,296	958	647	649	528	486	483
Total interest expense	14,694	16,398	7,532	7,162	7,784	8,136	8,368
Net interest income	20,876	22,225	10,536	10,340	10,510	11,600	10,814
(Benefit from) provision for credit losses:
Loans	(368)	1,677	(182)	(186)	11,385	3,341	1,173
Held-to-maturity securities	(22)	5	(22)	-	(86)	-	5
Unfunded commitments	67	(28)	49	18	(105)	153	19
Total (benefit from) provision for credit losses, net	(323)	1,654	(155)	(168)	11,194	3,494	1,197
Net interest income after provision for (benefit from) credit losses	21,199	20,571	10,691	10,508	(684)	8,106	9,617
Noninterest income (loss):
Service charges on deposit accounts	757	754	381	376	381	404	380
Earnings and gain on bank owned life insurance	586	318	330	256	230	286	156
Loan servicing fees	157	198	68	89	75	113	97
Net realized losses on sales and redemptions of investment securities	(5)	(8)	-	(5)	(3)	(12)	-
Loss on asset sale	-	-	-	-	(115)	-	-
Net unrealized gains (loss) on marketable equity securities	23	638	(53)	76	667	145	420
Gains on sales of loans and foreclosed real estate	281	148	95	186	133	121	83
Fair value adjustment to loans held-for-sale [1]	(203)	(3,064)	-	(203)	(398)	-	(3,064)
Loss on sale of premises and equipment	-	-	-	-	(37)	-	-
Debit card interchange fees	327	181	188	139	112	217	180
Other charges, commissions & fees	428	514	215	213	268	229	230
Total noninterest income (loss)	2,351	(321)	1,224	1,127	1,313	1,503	(1,518)
Noninterest expense:
Salaries and employee benefits	9,510	8,975	4,653	4,857	4,924	5,005	4,525
Building and occupancy	2,707	2,577	1,380	1,327	1,337	1,399	1,230
Data processing	1,507	1,333	774	733	698	641	667
Professional and other services	1,308	1,384	628	680	657	709	778
Advertising	155	218	66	89	155	86	77
FDIC assessments	436	229	232	204	204	171	-
Audits and exams	279	174	139	140	169	132	60
Amortization expense	314	314	157	157	157	156	157
Community service activities	22	39	1	21	21	10	28
Foreclosed real estate expenses	27	50	18	9	30	26	29
Other expenses	1,089	1,201	614	475	798	602	510
Total noninterest expense	17,354	16,494	8,662	8,692	9,150	8,937	8,061
Income (loss) before provision for income taxes	6,196	3,756	3,253	2,943	(8,521)	672	38
Provision for (benefit from) income taxes	1,115	751	585	530	(2,957)	46	7
Net income (loss)	$5,081	$3,005	$2,668	$2,413	$(5,564)	$626	$31
Voting Earnings per common share - basic	$0.80	$0.48	$0.42	$0.38	$(0.89)	$0.10	$-
Voting Earnings per common share - diluted	$0.80	$0.47	$0.42	$0.38	$(0.88)	$0.10	$-
Series A Non-Voting Earnings per common share- basic	$0.80	$0.48	$0.42	$0.38	$(0.89)	$0.10	$-
Series A Non-Voting Earnings per common share- diluted	$0.80	$0.47	$0.42	$0.38	$(0.88)	$0.10	$-
Dividends per common share (Voting and Series A Non-Voting)	$0.20	$0.20	$0.10	$0.10	$0.10	$0.10	$0.10

1 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to their estimated market value based on active sale negotiations.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2026		2025
FINANCIAL HIGHLIGHTS:	2026	2025	Q2	Q1	Q4	Q3	Q2
Selected Ratios:
Return on average assets	0.71%	0.41%	0.73%	0.68%	-1.54%	0.17%	0.01%
Return on average common equity	8.17%	4.83%	8.56%	7.78%	-17.29%	1.98%	0.10%
Return on average equity	8.17%	4.83%	8.56%	7.78%	-17.29%	1.98%	0.10%
Return on average tangible common equity [1]	8.98%	5.34%	9.34%	8.61%	-18.67%	2.17%	0.11%
Net interest margin	3.09%	3.21%	3.08%	3.10%	3.09%	3.34%	3.11%
Loans / deposits	75.70%	74.45%	75.70%	73.88%	75.74%	73.34%	74.45%
Core deposits/deposits [2]	81.89%	78.47%	81.89%	82.01%	79.78%	78.37%	78.47%
Annualized noninterest expense / average assets	2.44%	2.26%	2.39%	2.48%	2.51%	2.40%	2.18%
Commercial real estate / risk-based capital [3]	187.11%	183.34%	187.11%	189.84%	190.37%	174.67%	183.34%
Efficiency ratio [1]	74.95%	66.43%	74.26%	75.65%	74.96%	68.78%	65.66%

Other Selected Data:
Average yield on loans	5.53%	5.86%	5.59%	5.48%	5.74%	6.09%	5.75%
Average cost of interest-bearing deposits	2.47%	2.78%	2.48%	2.45%	2.68%	2.71%	2.81%
Average cost of total deposits, including noninterest-bearing	2.06%	2.33%	2.07%	2.06%	2.24%	2.28%	2.37%
Deposits/branch	$97,856	$101,824	$97,856	$100,977	$98,654	$102,090	$101,824
Pre-tax, pre-provision net income [1]	$5,800	$8,334	$3,003	$2,797	$3,056	$4,057	$4,216
Total revenue [1]	$23,154	$24,828	$11,665	$11,489	$12,206	$12,994	$12,277

Share and Per Share Data:
Cash dividends per share	$0.20	$0.20	$0.10	$0.10	$0.10	$0.10	$0.10
Book value per common share	$20.03	$20.17	$20.03	$19.75	$19.80	$20.46	$20.17
Tangible book value per common share [1]	$18.42	$18.43	$18.42	$18.11	$18.11	$18.75	$18.43
Basic weighted average shares outstanding - Voting	4,865	4,759	4,890	4,838	4,799	4,790	4,769
Diluted weighted average shares outstanding - Voting	4,921	4,815	4,956	4,885	4,859	4,842	4,811
Basic earnings per share - Voting [4]	$0.80	$0.48	$0.42	$0.38	$(0.89)	$0.10	$-
Diluted earnings per share - Voting [4]	$0.80	$0.47	$0.42	$0.38	$(0.88)	$0.10	$-
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380	1,380	1,380	1,380
Basic earnings per share - Series A Non-Voting [4]	$0.80	$0.48	$0.42	$0.38	$(0.89)	$0.10	$-
Diluted earnings per share - Series A Non-Voting [4]	$0.80	$0.47	$0.42	$0.38	$(0.88)	$0.10	$-
Common shares outstanding at period end	6,279	6,168	6,279	6,256	6,186	6,175	6,168

Pathfinder Bancorp, Inc. Capital Ratios:
Company tangible common equity to tangible assets [1]	7.80%	7.61%	7.80%	8.03%	7.91%	7.92%	7.61%
Company Total Core Capital (to Risk-Weighted Assets)	15.91%	15.97%	15.91%	16.18%	15.57%	15.81%	15.97%
Company Tier 1 Capital (to Risk-Weighted Assets)	12.25%	12.31%	12.25%	12.43%	12.29%	12.17%	12.31%
Company Tier 1 Common Equity (to Risk-Weighted Assets)	11.76%	11.81%	11.76%	11.92%	11.78%	11.68%	11.81%
Company Tier 1 Capital (to Assets)	8.93%	8.75%	8.93%	8.95%	8.57%	8.79%	8.75%

Pathfinder Bank Capital Ratios:
Bank Total Core Capital (to Risk-Weighted Assets)	14.62%	14.87%	14.62%	14.87%	14.72%	14.71%	14.87%
Bank Tier 1 Capital (to Risk-Weighted Assets)	13.36%	13.62%	13.36%	13.59%	13.45%	13.45%	13.62%
Bank Tier 1 Common Equity (to Risk-Weighted Assets)	13.36%	13.62%	13.36%	13.59%	13.45%	13.45%	13.62%
Bank Tier 1 Capital (to Assets)	9.64%	9.68%	9.64%	9.79%	9.41%	9.72%	9.68%

1 Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

2 Non-brokered deposits excluding certificates of deposit of $250,000 or more.

3 Construction and development, multifamily, and non-owner occupied CRE loans as a percentage of Pathfinder Bank total capital.

4 Basic and diluted earnings per share are calculated based upon the two-class method.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2026		2025
ASSET QUALITY:	2026	2025	Q2	Q1	Q4	Q3	Q2
Total loan charge-offs	$2,927	$3,352	$2,162	$765	$767	$923	$2,844
Total recoveries	779	415	298	481	163	253	247
Net loan charge-offs	2,148	2,937	1,864	284	604	670	2,597
Allowance for credit losses at period end	26,920	15,983	26,920	28,966	29,436	18,654	15,983
Nonperforming loans at period end	35,710	11,689	35,710	38,160	27,561	23,305	11,689
Nonperforming assets at period end	$35,847	$11,772	$35,847	$38,297	$27,698	$23,442	$11,772
Annualized net loan charge-offs to average loans	0.48%	0.64%	0.83%	0.13%	0.27%	0.30%	1.14%
Allowance for credit losses to period end loans	3.03%	1.76%	3.03%	3.24%	3.28%	2.08%	1.76%
Allowance for credit losses to nonperforming loans	75.39%	136.74%	75.39%	75.91%	106.80%	80.04%	136.74%
Nonperforming loans to period end loans	4.02%	1.28%	4.02%	4.26%	3.07%	2.59%	1.28%
Nonperforming assets to period end assets	2.40%	0.78%	2.40%	2.69%	1.94%	1.59%	0.78%

	2026		2025
LOAN COMPOSITION:	June 30,	March 31,	December 31,	September 30,	June 30,
1-4 family first-lien residential mortgages	$233,501	$234,027	$239,692	$238,975	$240,833
Residential construction	1,242	1,259	2,039	1,406	3,520
Commercial real estate	388,154	384,739	380,311	371,683	381,575
Commercial lines of credit	77,886	80,238	75,371	79,021	75,487
Other commercial and industrial	75,987	77,863	81,210	86,687	85,578
Paycheck protection program loans	41	49	63	74	85
Tax exempt commercial loans	2,512	6,581	6,716	6,229	6,349
Home equity and junior liens	53,219	51,442	49,783	50,106	49,339
Other consumer	57,232	60,278	62,825	65,694	68,439
Subtotal loans	889,774	896,476	898,010	899,875	911,205
Deferred loan fees	(799)	(1,274)	(1,340)	(1,355)	(1,482)
Total loans	$888,975	$895,202	$896,670	$898,520	$909,723

	2026		2025
DEPOSIT COMPOSITION:	June 30,	March 31,	December 31,	September 30,	June 30,
Savings accounts	$124,090	$127,044	$122,718	$123,958	$129,252
Time accounts	262,689	283,693	317,201	333,211	341,063
Time accounts in excess of $250,000	131,672	130,857	134,779	143,026	144,355
Money management accounts	8,078	8,483	9,539	9,539	9,902
MMDA accounts	303,701	315,982	285,564	298,653	278,919
Demand deposit interest-bearing	124,031	134,399	110,702	115,274	120,083
Demand deposit noninterest-bearing	213,563	206,635	196,377	196,299	191,732
Mortgage escrow funds	6,445	4,634	6,968	5,121	6,581
Total deposits	$1,174,269	$1,211,727	$1,183,848	$1,225,081	$1,221,887

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2026		2025
SELECTED AVERAGE BALANCES:	2026	2025	Q2	Q1	Q2
Interest-earning assets:
Loans	$901,047	$913,658	$899,975	$902,143	$911,347
Taxable investment securities	398,829	425,841	420,211	377,210	435,022
Tax-exempt investment securities	33,279	34,394	33,088	33,472	34,314
Federal funds sold and interest-earning deposits	18,367	11,497	15,622	21,143	10,070
Total interest-earning assets	1,351,522	1,385,390	1,368,896	1,333,968	1,390,753
Noninterest-earning assets:
Other assets	120,620	116,590	120,721	120,516	118,280
Allowance for credit losses	(29,143)	(17,377)	(28,853)	(29,436)	(17,342)
Net unrealized losses on available-for-sale securities	(6,809)	(10,395)	(8,045)	(5,559)	(10,838)
Total assets	$1,436,190	$1,474,208	$1,452,719	$1,419,489	$1,480,853
Interest-bearing liabilities:
NOW accounts	$124,217	$112,720	$123,208	$125,250	$113,994
Money management accounts	8,789	10,602	8,471	9,110	10,302
MMDA accounts	309,268	277,664	319,863	298,555	298,907
Savings and club accounts	125,968	129,752	126,652	125,276	129,736
Time deposits	429,659	494,200	418,106	441,341	489,490
Subordinated debt	30,155	30,149	30,155	30,155	30,173
Borrowings	57,686	66,165	75,195	39,982	61,803
Total interest-bearing liabilities	1,085,742	1,121,252	1,101,650	1,069,669	1,134,405
Noninterest-bearing liabilities:
Demand deposits	195,147	199,123	196,289	193,992	192,186
Other liabilities	30,928	29,497	30,050	31,817	29,037
Total liabilities	1,311,817	1,349,872	1,327,989	1,295,478	1,355,628
Shareholders' equity	124,373	124,336	124,730	124,011	125,225
Total liabilities & shareholders' equity	$1,436,190	$1,474,208	$1,452,719	$1,419,489	$1,480,853

	Six Months Ended June 30,		2026		2025
SELECTED AVERAGE YIELDS:	2026	2025	Q2	Q1	Q2
Interest-earning assets:
Loans	5.53%	5.86%	5.59%	5.48%	5.75%
Taxable investment securities	4.84%	5.08%	4.77%	4.93%	5.10%
Tax-exempt investment securities	4.22%	5.04%	4.45%	4.00%	5.42%
Federal funds sold and interest-earning deposits	3.10%	2.73%	3.15%	3.06%	2.70%
Total interest-earning assets	5.26%	5.58%	5.28%	5.25%	5.52%
Interest-bearing liabilities:
NOW accounts	0.99%	1.16%	1.04%	0.95%	1.25%
Money management accounts	0.09%	0.09%	0.09%	0.09%	0.12%
MMDA accounts	2.68%	3.16%	2.71%	2.65%	3.25%
Savings and club accounts	0.22%	0.25%	0.22%	0.22%	0.25%
Time deposits	3.45%	3.66%	3.46%	3.43%	3.64%
Subordinated debt	8.60%	6.36%	8.58%	8.61%	6.40%
Borrowings	3.75%	3.56%	3.74%	3.80%	3.67%
Total interest-bearing liabilities	2.71%	2.92%	2.73%	2.68%	2.95%
Net interest rate spread	2.55%	2.66%	2.55%	2.57%	2.57%
Net interest margin	3.09%	3.21%	3.08%	3.10%	3.11%
Ratio of average interest-earning assets to average interest-bearing liabilities	124.48%	123.56%	124.26%	124.71%	122.60%

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.

	Six Months Ended June 30,		2026		2025
NON-GAAP RECONCILIATIONS:	2026	2025	Q2	Q1	Q4	Q3	Q2
Tangible book value per common share:
Total equity			$125,744	$123,583	$122,451	$126,339	$124,413
Intangible assets			(10,104)	(10,261)	(10,418)	(10,574)	(10,731)
Tangible common equity (non-GAAP)			115,640	113,322	112,033	115,765	113,682
Common shares outstanding			6,279	6,256	6,186	6,175	6,168
Tangible book value per common share (non-GAAP)			$18.42	$18.11	$18.11	$18.75	$18.43
Tangible common equity to tangible assets:
Tangible common equity (non-GAAP)			$115,640	$113,322	$112,033	$115,765	$113,682
Tangible assets			1,482,399	1,411,721	1,416,218	1,461,694	1,494,388
Tangible common equity to tangible assets ratio (non-GAAP)			7.80%	8.03%	7.91%	7.92%	7.61%
Return on average tangible common equity:
Average shareholders' equity	$124,373	$124,336	$124,730	$124,011	$128,743	$126,211	$125,225
Average intangible assets	10,284	10,912	10,206	10,363	10,520	10,677	10,834
Average tangible equity (non-GAAP)	114,089	113,424	114,524	113,648	118,223	115,534	114,391
Net income (loss)	5,081	3,005	2,668	2,413	(5,564)	626	31
Net income (loss), annualized	$10,246	$6,060	$10,701	$9,786	$(22,075)	$2,511	$124
Return on average tangible common equity (non-GAAP) [1]	8.98%	5.34%	9.34%	8.61%	-18.67%	2.17%	0.11%
Revenue, pre-tax, pre-provision net income, and efficiency ratio:
Net interest income	$20,876	$22,225	$10,536	$10,340	$10,510	$11,600	$10,814
Total noninterest income (loss)	2,351	(321)	1,224	1,127	1,313	1,503	(1,518)
Net realized losses on sales and redemptions of investment securities	(5)	(8)	-	(5)	(3)	(12)	-
Gains on sales of loans and foreclosed real estate	281	148	95	186	133	121	83
Fair value adjustment to loans held-for-sale [2]	(203)	(3,064)	-	(203)	(398)	-	(3,064)
Loss on asset sale	-	-	-	-	(115)	-	-
Revenue (non-GAAP) [3]	23,154	24,828	11,665	11,489	12,206	12,994	12,277
Total noninterest expense	17,354	16,494	8,662	8,692	9,150	8,937	8,061
Pre-tax, pre-provision net income (non-GAAP) [4]	$5,800	$8,334	$3,003	$2,797	$3,056	$4,057	$4,216
Efficiency ratio (non-GAAP) [5]	74.95%	66.43%	74.26%	75.65%	74.96%	68.78%	65.66%

1 Return on average tangible common equity equals annualized net income (loss) divided by average tangible equity.

2 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to the estimated market value based on sale negotiation terms.

3 Revenue equals net interest income plus total noninterest income, less net realized gains or losses on sales and redemptions of investment securities, sales of loans and foreclosed real estate, fair value adjustment to loans held-for-sale, and sales of assets.

4 Pre-tax, pre-provision net income equals revenue less total noninterest expense.

5 Efficiency ratio equals noninterest expense divided by revenue.

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.